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                                                                     EXHIBIT 5.1





                                 June 12, 1997





Patterson Energy, Inc.
4510 Lamesa Highway
Snyder, Texas   79549

Gentlemen:

              We have acted as counsel for Patterson Energy, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-3 of a total of 283,000 shares (the "Shares") of the Company's issued and outstanding Common Stock, $0.01 par value, to be sold by certain stockholders of the Company. The Registration Statement on Form S-3 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

              We have examined the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and stockholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

              Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

              We hereby consent to the use of this opinion as part of the Registration Statement.


                                                  Very truly yours,


                                                  /s/ Baker & Hostetler LLP

                                                  BAKER & HOSTETLER LLP